Exhibit 99.1

SAMSON OIL & GAS CONFIRMS REPAYMENT OF VENDOR NOTE

AND AMENDED CREDIT FACILITY

Denver 1700 hours May 7th, 2017, Perth 0700 hours May 8th 2017

Vendor Note

Further to the announcement made on May 1st, 2017, Samson confirms that the $4,000,000 promissory note payable to the vendor of its Foreman Butte properties has been paid in full. The source of funds was a new term loan in such amount obtained from Mutual of Omaha Bank which is in addition to the Company’s existing credit facility. Both the new term loan and the $20 million revolving line under that credit facility will mature on October 31, 2017. The new interest rate on Samson’s revolving line is 5.0% whilst the rate on the term loan is 6.5%.

Sale of State GC assets

Samson is proposing entering into a Purchase and Sale agreement with respect to its State GC assets in New Mexico. While these assets do not contribute significantly to the Company’s operating cashflow, they are located in the Permian basin and the Company expects to receive consideration over and above the Company’s carrying value of approximately $0.6 million.

NYSE MKT Listing

On May 2nd, 2017, Samson received notification from the NYSE MKT LLC that following the loss recorded for the year ended June 30, 2016, Samson is not in compliance with Section 1003(a)(iii) requiring stockholders equity of $6.0 million or more since it has reported losses from continuing operations and/or net losses in four of its five most recent fiscal years.

Samson’s plan to regain compliance, which was originally submitted to the NYSE MKT in April, 2016 and updated quarterly, anticipated this non-compliance as well as a return to shareholders equity greater than $6 million by September 2017. The update to the Company’s compliance plan for the six months ended December 31, 2016 has already been submitted and is currently being reviewed by NYSE MKT.

Samson’s plan acknowledges that compliance with NYSE MKT standards may be achieved through the monetization of the Company’s assets or future production growth or a combination of both, with the latter resulting from the currently planned drilling of PUD locations in the Company’s Foreman Butte field as well as other recompletion and production enhancement opportunities.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

As previously announced, Samson’s American Depositary Shares will continue to be listed on the NYSE MKT while it regains compliance with the stockholders equity listing standards, subject to Samson’s compliance with NYSE MKT’s other continued listing requirements. The NYSE MKT notification does not affect Samson’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

SAMSON OIL & GAS LIMITED

TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 3,283 million ordinary shares issued and outstanding, which would be the equivalent of 16.41 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.51 per ADS on May 5th, 2017, the Company has a current market capitalization of approximately US$8.4 million. Correspondingly, based on the ASX closing price of A$0.003 for ordinary shares on May 5th, 2017, the Company has a current market capitalization of approximately A$9.8 million.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN